Exhibit 2.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

GLUCOSE BIOSENSOR SYSTEMS (GREATER CHINA) HOLDINGS, INC.

The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), in order to amend its certificate of incorporation pursuant to section 242 of the DGCL, hereby certifies the following:

1.       The name of the corporation is Glucose Biosensor Systems (Greater China) Holdings, Inc. The corporation was originally incorporated under the same name, and the corporation’s original certificate of incorporation was filed with the Secretary of State of Delaware on December 5, 2016.

2.       The original certificate of incorporation of the corporation is hereby amended by deleting Article FOURTH thereof and replacing the same with the following:

The total number of shares of stock that the Corporation shall have authority to issue is 22,000,000 shares, of which the Corporation shall have authority to issue 20,000,000 shares of Common Stock, $0.01 par value (the “Common Stock”), and 2,000,000 shares of Preferred Stock, $0.01 par value (the “Preferred Stock.

3.       Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, a one-to-90,000 forward stock split for each share of Common Stock outstanding or held in treasury immediately prior to such time shall automatically and without any action of the part of the holders thereof occur (the “Stock Split”). The par value of the Common Stock shall remain $0.01 per share. This conversion shall apply to all shares of Common Stock. No fractional shares of Common Stock shall be issued upon the Stock Split. In lieu of any fractional shares of Common Stock to which the shareholder would otherwise be entitled upon the Stock Split, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the board of directors of the corporation.

4.       This amendment of the certificate of incorporation herein certified has been duly adopted by the board of directors of the corporation and approved by the sole shareholder of the corporation in accordance with the provisions of section 242 of the DGCL.

[signature appears on the next succeeding page]

IN WITNESS WHEREOF, said Glucose Biosensor Systems (Greater China) Holdings, Inc. has caused this certificate of amendment to certificate of incorporation to be signed by an authorized officer, this 5th day of November, 2017

GLUCOSE BIOSENSOR SYSTEMS (GREATER CHINA) HOLDINGS, INC.

By	/s/ Harry Simeonidis
Name: Harry Simeonidis
Title: President

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